Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-181377

Supplementing the Preliminary Prospectus Supplement dated

February 11, 2013 (To Prospectus dated May 14, 2012)

$650,000,000

Kellogg Company

$250,000,000 Floating Rate Senior Notes due 2015

$400,000,000 2.750% Senior Notes due 2023

Pricing Term Sheet

February 11, 2013

Issuer:	Kellogg Company

Trade Date:	February 11, 2013

Settlement Date:	February 14, 2013 (T+3)

Ratings:*	Moody’s — Baa1 (Negative Outlook)
S&P — BBB+ (Negative Outlook)
Fitch — BBB+ (Negative Outlook)

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
C.L. King & Associates, Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Rabo Securities USA, Inc.
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Floating Rate Senior Notes due 2015

Principal Amount:	$250,000,000

Maturity Date:	February 13, 2015

Interest Payment Dates:	Quarterly on May 13, August 13, November 13 and February 13

First Interest Payment Date:	May 13, 2013

Spread to LIBOR:	23 bps

Designated LIBOR Page:	Reuters Screen LIBOR 01 Page

Index Maturity:	Three months

Interest Reset Period:	Quarterly

Interest Reset Dates:	May 13, August 13, November 13 and February 13

Initial Interest Determination Date:	February 12, 2013

Interest Determination Date:	Second London banking day prior to Interest Reset Date

Day Count Convention:	Actual/360, Modified Following Business Day

Price to Public:	100.000%

CUSIP:	487836 BK3

2.750% Senior Notes due 2023

Principal Amount:	$400,000,000

Maturity Date:	March 1, 2023

Coupon (Interest Rate):	2.750%

Yield to Maturity:	2.820%

Spread to Benchmark:	T + 87.5 bps

Benchmark:	UST 1.625% due November 15, 2022

Benchmark Price and Yield:	97-5+; 1.945%

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2013

Make-Whole Call:	At any time at a discount rate of Treasury Rate plus 15 basis points

Price to Public:	99.390%

CUSIP:	487836 BL1

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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